JOY GLOBAL INC.

News Release
Contact:
Michael S. Olsen
Executive Vice President,
Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND
FISCAL 2009 YEAR-END OPERATING RESULTS

Milwaukee, WI – December 16, 2009 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal 2009 results.  Net sales for the quarter decreased by 7 percent to $964 million compared to $1.0 billion in the fourth quarter of fiscal 2008.  Operating income totaled $184 million, or 19 percent of sales, in the fourth quarter versus $192 million, or 19 percent of sales in the prior year quarter.  Net income in the quarter was $124 million, or $1.20 per fully diluted share, compared to $118 million, or $1.11 per fully diluted share, in the fourth quarter of fiscal 2008.

For the 2009 fiscal year, net sales were $3.6 billion compared to $3.4 billion in fiscal 2008, an increase of 5 percent.   Net sales for the Underground Mining Machinery segment increased by 11 percent, primarily the result of increased original equipment shipments to the United States underground coal markets. The Surface Mining Equipment segment saw a 6 percent decrease in sales, primarily due to production slot adjustments resulting from the cancellation of machines for the North American copper and iron ore markets and a slight decline in aftermarket sales associated with softness early in the fiscal year for copper, iron ore and oil sands end markets.

Operating income for the year increased by $151 million in fiscal 2009 to $702 million, or 20 percent of sales, compared to $551 million, or 16 percent of sales, in fiscal 2008.  Fiscal 2009 operating income increased from the prior year primarily due to increased volume, the net favorable impact of price realization, improved supply chain management, and cost control efforts partially offset by a higher portion of original equipment sales.  Compared to 2008, the 2009 fiscal year included a $22 million unfavorable impact of foreign currency translation and $14 million of severance and other related charges.  The 2008 fiscal year operating income included a $23 million charge for termination of a repair and maintenance contract, and $14 million of excess first year purchase accounting amortization related to the Continental acquisition.  Diluted earnings per share for fiscal 2009 were $4.41, compared to diluted earnings per share of $3.45 in fiscal 2008.

Cash from operations for fiscal 2009 was down $125 million from fiscal 2008 to $452 million.  Cash used from declines in customer Advance Payments and Accounts Payable were partially offset by cash generated by reductions in Accounts Receivable and Inventories.  The decline in Advance Payments was due to original equipment shipments in excess of bookings, and the decline in Accounts Payable resulted from lower material receipts.  Accounts Receivable and Inventories were down as working capital management processes continue to be improved.  Capital expenditures were $10 million higher in 2009 as projects in process were completed.

“We continued to deliver exceptional performance in our fourth quarter, and finished our fiscal year with record revenues, earnings, and profitability,” said Mike Sutherlin, President and Chief Executive Officer.   “In addition, our process improvement efforts have delivered the second consecutive quarter of reduced inventory levels.  With the help of higher profits and lower inventories, cash from operations was strong despite reduced customer deposits, and we finished the year with substantially lower net debt.  We delivered performance that was exceptional and  balanced, and we enter next year a much stronger company with more efficient processes, a healthy balance sheet and improved liquidity.”

Fourth Quarter Operating Results
Fourth quarter bookings were $683 million, down 44 percent compared to $1.2 billion in the prior year fourth quarter but up 6 percent compared to $644 million in the third quarter of fiscal 2009. After adjusting for the effects of cancellations, orders were down 8 percent from the prior year fourth quarter. Original equipment orders were $181 million, down 74 percent from $690 million in last year’s comparable quarter, and flat with this year’s third quarter.  Aftermarket orders in the current quarter were down 5 percent from the prior year, but up 9 percent sequentially compared to the third quarter of fiscal 2009 due primarily to increased bookings in Eurasia and South Africa.  Bookings at the P&H surface equipment business were $257 million in the fourth quarter, a decrease of 62 percent from the prior year and reflecting the timing of orders in process and the typical lumpy nature of machine bookings.  After adjusting for the effects of cancellations, P&H total orders were down 13 percent from the prior year fourth quarter.  P&H had no significant original equipment bookings in the current quarter, and its aftermarket orders for the fourth quarter were down 13 percent from the prior year but were flat with the third quarter of fiscal 2009.  Fourth quarter bookings at the Joy underground machinery business were $363 million, down 22 percent compared to the prior year, but up slightly compared to the third quarter of fiscal 2009.  Original equipment bookings at Joy decreased by 52 percent from last year’s fourth quarter, with orders down primarily in the United States due to decreased demand for thermal coal and in South Africa due to a significant longwall system order placed in the prior year.  Joy aftermarket orders increased 3 percent compared to the fourth quarter of last year and were up 20 percent compared to the third quarter of this year.  For the Continental crushing and conveying business, total orders decreased 20 percent compared to the prior year primarily due to the softness associated with the U.S. underground coal market.

	4th Quarter Bookings Comparison

	2009		Change From 2008
	OE	Aftermarket	OE	Aftermarket

As Reported	$180,578	$502,144	-74%	5%

Adjusted	$196,408	$508,649	-29%	3%

	Fiscal Year Bookings Comparison

	2009
			Change From 2008

	OE	Aftermarket	OE	Aftermarket

As Reported	$630,806	$1,869,525	-77%	-11%

Adjusted	$843,705	$1,924,697	-58%	-6%

	Sequential Quarterly Bookings Comparison

	4th Quarter 2009		Change From 3rd Quarter 2009
	OE	Aftermarket	OE	Aftermarket

As Reported	$180,578	$502,144	-2%	9%

Adjusted	$196,408	$508,649	-7%	9%

Adjusted amounts reflect the elimination of cancellations from the various periods and the adjustment of prior periods to remove orders which were cancelled in subsequent periods or were part of the backlog policy adjustment.

Net sales in the fourth quarter decreased from the prior year’s record levels by $68 million, or 7 percent, to $964 million.  Underground sales were down 3 percent, surface sales were down 10 percent, and crushing and conveying sales were down 20 percent.  Underground original equipment sales were substantially flat, with decreased longwall mining equipment sales in the U.S. and China offsetting increased longwall mining equipment sales in South Africa. Underground aftermarket parts and service sales were up across most markets with the exception of the U.S., which was down 8 percent as compared to the prior year fourth quarter.  For the surface mining equipment business, original equipment sales were down $31 million, while aftermarket sales were essentially flat with the prior year.  Surface mining equipment aftermarket sales were down 25 percent in the United States and increased by 34 percent in Chile, while other markets remained essentially flat.

Operating income in the fourth quarter was $184 million, or 19 percent of sales, compared to $192 million, or 19 percent of sales in the prior-year period.  Operating income for the quarter remained consistent with the prior year as price realization and cost control efforts were more than offset by the impact of lower volumes and $11 million of severance and other related costs. Net income in the fourth quarter of $124 million, or $1.20 per diluted share, includes a $6 million gain from the settlement of items related to the company’s prior reorganization.

Other Financial Matters
Cash from operations in the fourth quarter was $239 million, essentially flat with the prior year quarter. Days outstanding in both Accounts Receivable and Inventory declined in the quarter.   Although cash was generated by reduced Accounts Receivable of $42 million and reduced Inventories of $121 million, this was substantially offset by reduced Advance Payments and Accounts Payable.  Advance Payments declined by $127 million due primarily to original equipment shipments in excess of bookings, and Accounts Payable decreased $18 million due to lower material receipts. Capital expenditures of $28 million were essentially flat with the prior year quarter.

Market Outlook
Demand for mined commodities continues to be dominated by strong imports from the emerging markets, and from China and India in particular, with improving but still weak fundamentals from the industrialized countries.  For the past year, China has been the major source of increased demand for commodities as it deployed a more effective stimulus program and more constructive credit policies.  However, the China economy is primarily driven by exports to the United States, Europe and Japan, and continued growth in commodity demand from China requires the return of industrial production in the industrialized countries.

Industrial production outside of China has improved more recently as inventory de-stocking reaches completion.  However, demand growth beyond the de-stocking effect remains sluggish.  Trends in U.S. steel production can be indicative of broader ex-China industrial trends, and steel production in the United States bottomed at just under 40 percent capacity utilization in April.  By July, extensive de-stocking had reduced steel inventories by over half to about 2.2 months of supply.  Since the completion of de-stocking, steel production has improved to above 60 percent capacity utilization as sales out of production replace previous sales out of inventory.  Beyond the effect of completed de-stocking, end use demand in the U.S. remains soft.

Seaborne metallurgical coal and iron ore demand remains strong as China steel production continues at high levels and imports are starting to move into other steel producing regions.  Total China met coal imports were almost 30 million metric tons through ten months, about six times higher than last year.  As a result, the seaborne met coal spot market is thin, with some producers already sold out for 2010.  China imports, plus an increase in global steel production have pushed met coal spot prices well above this year’s benchmark of $129 to as much as $180 per metric ton.  Iron ore is under similar demand pressure, and its spot prices are above $100 per metric ton, up from $92 in October and a low of $60 in February.

The thermal coal outlook varies dramatically between the seaborne markets and the U.S. market.  China and India are major factors in the seaborne market.  China imports this year are already 100 million metric tons through ten months, double last year.  Imports increased significantly this year due to rapidly improving electricity demand and the process of restructuring small mines in the Shanxi and Heibei provinces.  Much of the increase is considered structural, with the electricity generators along the southeastern coast expected to rely increasingly on imported coal to avoid rail capacity constraints and because strong domestic prices are making imports competitive.

India’s coal imports also continue to increase.  India’s coal imports could reach 50 million metric tons in 2009, up 28 percent from 2008, and are expected to increase to above 60 million metric tons in 2010.  Coal India expects this trend to continue, and has projected that imports could increase to 200 million metric tons by 2014.

Based on this continued strong emerging market demand, seaborne thermal coal spot prices have risen above $80 per metric ton.  Supply shortages are expected to continue, with seaborne thermal coal being contracted for 2011 and 2012 at even higher prices.

The thermal coal markets in the U.S. continue to be weak, with demand from coal-fired electricity generation down 13 percent year to date.  There has been some seasonal improvement, and the most recent data shows coal-fired generation up more than 20 percent from its low in April.  As a result, generator stockpiles were reduced in both tons and days in the most recent report.  However, stockpiles remain at historically high levels, and will delay recovery in the U.S. thermal coal market for 12 to 18 months.  On the positive side, higher natural gas forward-month prices are reducing the economic incentive to dispatch natural gas-fired plants, and 22 gigawatts of new coal-fired plants should add 70 to 80 million tons to thermal coal demand by 2012.

Copper demand has been increasing as China has strategically restocked, but with inventories high copper imports are expected to moderate.  However, China imports are expected to remain above their import levels of 2007 and 2008.  Based on a continued healthy demand from China and the expectation that demand from the rest of the world will turn positive later this year, the 2010 price forecast for copper has been revised up several times and is now well over $3.00, with the expectation of further supply shortages and price increases in 2011.

Seaborne traded commodity prices are strong and improving based on the strength of current demand from the emerging markets, the start of demand improvement from the industrialized countries, and the realization that mining will run out of excess capacity well before the industrial sector reaches its full capacity.  Mining companies see the need to restart expansion projects and have been announcing significant increases in their capital expenditure budgets for 2010.

Company Outlook
“We see 2009 as the cyclical floor for incoming orders based on consistency of the order rate over the past four quarters, the continuation of strong commodity demand from the emerging markets complemented by improving commodity demand from the major industrialized countries, and the limited upside in current mining capacity,” continued Sutherlin.  “Our customers are increasing their capital expenditure budgets for 2010, and are also validating equipment specifications and confirming production slots to enable them to reactivate some of the projects they previously put on hold.  As such, we expect 2010 to be a year of improving order rates.”

“We expect original equipment orders to return to their typical lumpy pattern due to the timing and size of each project.   Based on commodity fundamentals and discussions with customers, we expect that copper, international coal, iron ore and oil sands to have the greatest potential for original equipment orders during 2010.  Original equipment orders for the U.S. coal market will be limited to met coal demand and otherwise to machine replacements based on the higher productivity of new technology.  Aftermarket orders in our second half of fiscal 2009 were up 6 percent from the first half, and we expect this trend of steady improvement to continue as our international customers bring production back on line during 2010.”

“We have previously stated that our revenues in 2010 would converge to the rate of incoming orders, which has been relatively stable at an approximate $2.8 billion run rate for the last four quarters.  We do not expect significant upside potential to revenues in 2010 because original equipment orders booked in 2010 will primarily become 2011 shipments and because the aftermarket will be limited by its more steady rate of improvement.”

“We have previously indicated that we were targeting decremental operating leverage for 2010 to be in the lower 30 percent range.  Although we anticipated pension expense increase in 2010, we subsequently determined that pension expense would increase by $36 million, or $0.23 per share more, due primarily to a lower discount rate.  Our guidance will reflect decremental operating leverage of approximately 33 percent despite the added pension impact on earnings, and it dips into the 20 percent range without this added expense.  Either measure represents extremely good cost control as we enter a lower revenue year.”

“With those explanations, we are guiding our fiscal 2010 to have revenues of $2.8 to $3.0 billion and earnings per fully diluted share of $2.65 to $3.05.  We expect cash flows to be stable, and are budgeting capital expenditures of $100 million as we reactivate strategic projects to get their benefit early in the up-cycle.”

Quarterly Conference Call
Management will host a quarterly conference call to discuss the Company’s fourth quarter and full-year results to be held at 11:00 a.m. EST on December 16, 2009.  Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #42601249, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on January 29, 2010 by dialing 800-642-1687 or 706-645-9291, access code #42601249.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on January 29, 2010.

About Joy Global Inc.
Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.
-FINANCIAL TABLES FOLLOW-
JOYG-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,
	2009	2008	2009	2008

Net sales	$963,528	$1,031,703	$3,598,314	$3,418,934
Costs and expenses:
Costofsales	651,547	721,794	2,445,514	2,428,929
Product development, selling and administrative expenses	129,645	118,550	454,522	441,527
Other (income) expense	(1,766)	(800)	(4,034)	(2,726)
Operating income	184,102	192,159	702,312	551,204

Interest income (expense), net	(5,322)	(7,012)	(24,732)	(21,698)
Reorganization items	5,585	(108)	5,060	(2,419)
Income from continuing operations before income taxes	184,365	185,039	682,640	527,087

Provision for income taxes	(60,340)	(67,000)	(227,990)	(153,950)

Income from continuing operations	124,025	118,039	454,650	373,137
Income from discontinued operations, net of taxes	-	-	-	1,141

Net income	$124,025	$118,039	$454,650	$374,278

Basic earnings per share
Income from continuing operations	$1.21	$1.12	$4.44	$3.47
Income from discontinued operations	-	-	-	0.01
Net income	$1.21	$1.12	$4.44	$3.48

Diluted earnings per share
Income from continuing operations	$1.20	$1.11	$4.41	$3.44
Income from discontinued operations	-	-	-	0.01
Net income	$1.20	$1.11	$4.41	$3.45

Dividends per share	$0.175	$0.175	$0.70	$0.625

Weighted average shares outstanding:
Basic	102,501	105,309	102,450	107,472
Diluted	103,434	106,010	103,104	108,425
Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	October 30,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$471,685	$201,575
Accounts receivable, net	580,629	632,194
Inventories	769,783	805,244
Other current assets	127,930	99,116
Total current assets	1,950,027	1,738,129

Property, plant and equipment, net	347,058	289,001
Other intangible assets, net	187,037	195,033
Goodwill	127,732	124,994
Deferred income taxes	332,474	255,313
Other assets	63,951	41,843
Total assets	$3,008,279	$2,644,313

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$19,791	$26,460
Trade accounts payable	206,770	291,779
Employee compensation and benefits	116,149	110,007
Advance payments and progress billings	321,629	491,675
Accrued warranties	58,947	46,621
Other accrued liabilities	203,498	173,809
Total current liabilities	926,784	1,140,351

Long-term obligations	523,890	540,967

Accrued pension costs	576,140	286,057
Other non-current liabilities	167,726	144,464

Shareholders' equity	813,739	532,474

Total liabilities and shareholders' equity	$3,008,279	$2,644,313

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,
	2009	2008	2009	2008
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$514,319	$530,800	$1,936,457	$1,750,183
Surface Mining Equipment	372,262	412,114	1,347,736	1,432,297
Crushing & Conveying	95,338	118,695	403,815	339,421
Eliminations	(18,391)	(29,906)	(89,694)	(102,967)
Total Sales By Operation	$963,528	$1,031,703	$3,598,314	$3,418,934

Net Sales By Product Stream:
Aftermarket Revenues	$531,015	$556,039	$1,969,939	$1,979,441
Original Equipment Revenues	432,513	475,664	1,628,375	1,439,493
Total Sales By Product Stream	$963,528	$1,031,703	$3,598,314	$3,418,934

Net Sales By Geography:
United States	$405,633	$514,717	$1,783,549	$1,632,533
Rest of World	557,895	516,986	1,814,765	1,786,401
Total Sales By Geography	$963,528	$1,031,703	$3,598,314	$3,418,934

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$113,907	$115,496	$428,783	$348,830
Surface Mining Equipment	81,245	75,352	301,712	227,382
Crushing & Conveying	10,581	15,924	42,410	27,856
Corporate	(14,866)	(9,016)	(41,759)	(34,897)
Eliminations	(6,765)	(5,597)	(28,834)	(17,967)
Total Operating Income	$184,102	$192,159	$702,312	$551,204

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$118,312	$109,643	$(51,609)	$196,446
Property, Plant and Equipment Acquired	28,026	27,888	94,128	84,205
Cash Interest Paid	1,328	2,328	31,233	31,564
Cash Taxes Paid	49,124	10,112	194,341	110,050

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,
	2009	2008	2009	2008
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$514,319	$530,800	$1,936,457	$1,750,183
Surface Mining Equipment	372,262	412,114	1,347,736	1,432,297
Crushing & Conveying	95,338	118,695	403,815	339,421
Eliminations	(18,391)	(29,906)	(89,694)	(102,967)
Total Sales By Operation	$963,528	$1,031,703	$3,598,314	$3,418,934

Net Sales By Product Stream:
Aftermarket Revenues	$531,015	$556,039	$1,969,939	$1,979,441
Original Equipment Revenues	432,513	475,664	1,628,375	1,439,493
Total Sales By Product Stream	$963,528	$1,031,703	$3,598,314	$3,418,934

BOOKINGS DATA:

Bookings By Operation:
Underground Mining Machinery	$363,294	$467,988	$1,383,697	$2,325,648
Surface Mining Equipment	256,897	683,231	857,660	2,239,341
Crushing & Conveying	77,908	97,482	340,487	329,961
Eliminations	(15,377)	(28,018)	(81,513)	(71,646)
Total Bookings By Operation	$682,722	$1,220,683	$2,500,331	$4,823,304

Bookings By Product Stream:
Aftermarket Bookings	$502,144	$531,113	$1,869,525	$2,105,027
Original Equipment Bookings	180,578	689,570	630,806	2,718,277
Total Bookings By Product Stream	$682,722	$1,220,683	$2,500,331	$4,823,304

BACKLOG DATA:	October 30,	July 31,	May 1,	January 30,
	2009	2009	2009	2009
Backlog By Operation:
Underground Mining Machinery	$821,160	$972,185	$1,159,790	$1,302,605
Surface Mining Equipment	544,159	659,524	1,374,860	1,507,406
Crushing & Conveying	149,885	167,315	179,737	196,973
Eliminations	(44,326)	(47,340)	(44,440)	(48,872)
Total Backlog By Operation	$1,470,878	$1,751,684	2,669,947	$2,958,112
Backlog Policy Adjustment			(605,873)
			$2,064,074

Backlog By Product Stream:
Aftermarket Backlog	$439,280	$468,151	$501,004	$628,653
Original Equipment Backlog	1,031,598	1,283,533	1,563,070	2,329,459
Total Backlog By Product Stream	$1,470,878	$1,751,684	$2,064,074	$2,958,112

-more-

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 F PO Box 554  Milwaukee WI 53201-0554 F 414/319/8501